Exhibit 99.7

Endurance Specialty Holdings Ltd.

1Q14 Earnings Transcript

Tuesday, May 6, 2014

9:00am ET (1:00am GMT)

Operator

Good morning, everyone, and welcome to the Endurance Specialty Holdings first quarter earnings results conference call. (Operator Instructions).

I would now like to turn the call over to Mr. Greg Schroeter, Senior Vice President of Investor Relations and Corporate Development. Please go ahead, sir.

Greg Schroeter - Endurance Specialty Holdings LTD - SVP, IR

Thank you, Tom, and welcome to our call. John Charman, Chairman and Chief Executive Officer, and Michael McGuire, Chief Financial Officer will deliver our prepared remarks. Before turning the call over to John, I would like to note that certain of the matters discussed here today are Forward-looking statements. These statements are based on current plans, estimates, and expectations and include but not limited to various elements of our strategy, business plans, growth prospects, market conditions, capital management initiatives, and information regarding our premiums loss reserves, expenses, and investment portfolio.

These statements may also include assumptions about our proposed acquisition of Aspen Insurance Holdings Limited. Forward-looking statements are based on our current expectations and assumptions regarding our business, the markets which we operate, the economy, and other future conditions and involve inherent risks and uncertainties. A number of factors could cause actual results to differ materially than those contained in the Forward-looking statements, and we therefore caution you against relying on these Forward-looking statements.

Forward-looking statements are sensitive to many factors including those identified in Endurance’s most recent annual report on form 10-K, and can cause actual results to differ materially from those contained in Forward-looking statements. Forward-looking statements are only accurate on the date on which they are made, and Endurance undertakes no obligation publicly to update or revise any Forward-looking statements or the recent results of new information, future developments, or otherwise.

In addition, this presentation contains information regarding operating income and other measures that are Non-GAAP financial measures, and the reconciliation of these items to the most directly comparable GAAP financial measures. Please refer to our press release which can be found on our website www.endurance.bm. Certain information included in this presentation has been sourced from third parties. Endurance does not make any representation regarding the accuracy, completeness or timeliness of such third party information. This presentation does not constitute an offer to sell or solicitation of an offer to buy any securities or solicitation of any vote or approval. I would like to turn the call over to John Charman.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Thank you, Greg. A very good beautiful Bermuda morning to you all. Welcome to our first earnings call.

Endurance generated very strong results in the first quarter with $96.3 million of net income, a 15% annualized operating return on equity, and gross and book value per share of 4.9% adjusted for dividends. These strong results were driven by across-the-board improved core underwriting margins and continued favorable reserve development.

Even though our transformation began less than a year ago, our accident year and calendar year loss ratios as well as combined ratios are already showing meaningful improvements across both insurance and reinsurance segments. Strong profitable growth is now clearly emerging in our insurance operations and we expect this growth to continue over the next three years.

While we have a little more re-underwriting to do over the next few months, we have largely completed the rebalancing and re-underwriting of our portfolios. Critically, the core of our underwriting leadership is now in place. We have added significant levels of industry-leading specialty underwriting expertise in both segments and we are now much more relevant to our global clients and distribution partners.

As a result, our underwriters are generating increased opportunities to write attractive specialty business. Strategically, we have positioned Endurance to outperform in every respect against an industry backdrop of both a highly competitive underwriting market for the next few years as well as continued low yields on the asset side of the balance sheet. Endurance is now a strong, determined, capable, and relevant company on the global insurance and reinsurance stage and I am very optimistic about our ability to generate market-leading underwriting profitability and margin expansion.

Importantly, we are committed to pursuing the strategic combination of our business with Aspen to further enhance the combined companies’ market presence, relevance, and financial performance for all our shareholders. Later in the call, I will discuss our current underwriting activities, market conditions, and the strategic initiatives we are pursuing including our proposal to acquire Aspen.

First, though, I will turn the call over to Mike to provide some additional comments on our first quarter results. Mike.

Michael McGuire - Endurance Specialty Holdings LTD - CFO

Thank you, John, and good morning everyone. In the first quarter, Endurance generated improved net income to common shareholders of $96.3 million, and $2.17 per diluted share, and operating income of $94.4 million, and $2.12 per diluted share.

Our results were driven by strong underwriting improvements across both segments, continued favorable reserve development, and low levels of catastrophe losses. Premiums written in the first quarter were $1.16 billion gross, and $799 million net, a decrease of 1.7% gross, and 12.1% net, compared to first quarter last year.

Within our insurance segment, first quarter gross premiums written were $652 million, virtually unchanged from the first quarter of 2013. Underlying the flat level of gross premium writings are some significant trends that are worth highlighting. While our important agriculture insurance business achieved in excess of 6% growth in policy counts, premium levels were negatively impacted by commodity prices which on average were about 12% better than last year.

Excluding agriculture, the balance of our insurance businesses grew by 41%, driven by 85% growth in our professional lines business and 33% growth in our casualty and other specialty lines of business. The balanced growth achieved is a direct result of the significant investments we have made in the last year to expand our underwriting expertise across many key specialty products and geographies and as a clear result of our improved market position.

Within the reinsurance segments, gross premiums written were $505 million, a decline of 3.7% compared to a year ago. In the first quarter, our rebalancing efforts continued in our reinsurance business as we selectively non-renewed less profitable business, including our UK motor treaties and other unattractive casualty business.

Outside of these reductions, we meaningfully improved the balance of our reinsurance portfolio with growth in our professional lines and other specialty lines of business written by the teams that we have invested in over the last year. The growth in specialty reinsurance, one of our key strategic objectives, was generated in all our locations: Bermuda, New York, Zurich, and Singapore.

Collectively, these initiatives improved the balance and expected profitability of our insurance portfolio, in spite of the challenging market conditions we insurers are generally facing.

Turning to our net writings. We have deliberately increased our strategic purchasing of reinsurance and retrocession across both segments which has resulted in a decline in net premiums written. Ceded premiums increased across all lines of business in the insurance segment due to an increase in quota share reinsurance purchases, including a 10% multi-year whole account quota share covering the entire segment’s book of business.

In addition, we purchased stop-loss protection for our agriculture line of business which attaches at an 85% loss ratio, for our MPCI portfolio, and provides approximately 11 points of coverage. In the reinsurance segment, ceded premium increased as we purchased increased levels of protection within the catastrophe line of business, including a global aggregate excess of loss treaty and increased proportional retrocession.

While reinsurance and retrocessional capacity is abundant, our businesses enjoyed exceptional support and improved terms from our reinsurance partners reflecting the high quality of our underwriting and the reputation of our teams and is a strong validation of our strategy. The collective impact of these reinsurance purchases meaningfully improved our net risk profile across our portfolio while providing capacity to prudently grow our business in a challenging market. Our combined ratio for the first quarter was 81.3%, compared to 85% in the first quarter of 2013.

The improvement was driven by lower accident year loss ratios in both segments as the re-underwriting of our portfolios and the greater concentration in specialty business positively impacted our core profitability. Partially offsetting this improvement was a higher general administrative expense ratio from lower net earned premiums, upfront strategic investments being made to expand our global specialty businesses, and the impact of executive equity grants made last year.

As we continue through 2014, we expect higher levels of earned premiums compared to the first quarter with lower general administrative expenses resulting in meaningfully improved expense ratios. Moving to investments, our portfolio’s total return was a solid 1.24% in the first quarter.

Net investment income was $41 million, a decline of $8.3 million from a year ago, driven by a $90.5 million decline in income from other investments which had a particularly strong first quarter last year.

We expect investment income from fixed income securities to remain around current levels as reinvestment rates are close to our book yield. As our duration remains relatively short at 2.9 years, we believe we are well positioned to reinvest at higher yields when rates rise.

Our reserve position remains strong with $411 million of IBNR in nonagricultural short lines of business. In addition, $2 billion or 74% of our casualty and professional lines reserves are IBNR. Consistent with prior periods, our favorable development this quarter was largely driven by short tail lines of business.

It is worth noting our agricultural reserves developed favorably in the quarter even as the majority of our peers experienced adverse reserve development in their crop portfolios. Our capital position continued to strengthen as total shareholders’ equity surpassed $3 billion for the first time in our history and total capital reached $3.5 billion.

Book value per share ended the quarter at $57.53 up from $55.18 at the end of 2013. Risk-based capital levels continue to expand as our shareholders equity grew and net risk exposures reduced moderately. We have very strong financial flexibility to pursue our strategic objectives to grow our business and to manage capital for the continuing benefit of our shareholders.

Before turning the call back to John, I will quickly review the highlights of our proposal to acquire Aspen that we announced last month. Our proposal, based on unaffected share prices, values Aspen at $3.2 billion or $47.50 per Aspen share. Aspen shareholders would have the option to receive all cash, all Endurance shares, or a combination of cash and shares subject to customary proration such that the aggregate consideration will be 40% cash, and 60% Endurance shares.

Our proposal provides Aspen shareholders a substantial premium on a number of key metrics including a 21% premium to its last unaffected closing share price, a 15% premium to Aspen’s previous all-time high share price, and a price to book value multiple far in excess of Aspen’s five year average. The significant cash component of our proposal and the ability of shareholders of both companies to participate in the future of the upside of a combined company with enhanced scale, improved market presence, greater diversification, and $100 million of synergy opportunities represents a compelling value that should not be ignored.

We expect the transaction to be significantly accretive to Endurance’s earning per share and return on equity in 2015. We are firmly aligned with our shareholders which is evidenced by John Charman’s personal commitment to invest $25 million in Endurance common shares in connection with this transaction in addition to the $30 million investment he made when he joined Endurance less than a year ago.

We remain committed to this transaction, and based on the extensive interaction we have had with Aspen’s and Endurance shareholders over the last several weeks, it is clear that both company’ shareholders strongly desire Aspen to engage with us in discussions regarding our proposal. I will now turn the call back to John for additional comments.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Thank you, Mike. I will conclude our prepared remarks with our perspectives on our current underwriting activities and market conditions, and then discuss further the strategic benefits we see in a business combination with Aspen. Starting with our current underwriting activities. The first quarter continued the significant repositioning of our business activities that we began last year.

We continue to replace historically less profitable lines of business with attractive specialty business that our expanded underwriting capabilities and increased relevance have generated. Insurance pricing remains mixed, with several lines continuing to produce flat to slightly positive rate changes overall and we are satisfied with the profitability of our new and existing portfolios.

The global reinsurance marketplace is much more competitive. Having far too many fish in the pond has created larger rate declines on catastrophe exposures as well as increasing ceding commissions for well-underwritten portfolios in other classes. This is against the global backdrop of material increases in many cedants retentions.

However, this is where great underwriting businesses come into their own. Our much improved coordinated underwriting focus and risk selection will certainly serve us well during these testing market conditions. Within reinsurance we had a very successful first of January renewal season where we significantly enhanced the balance and profitability of our portfolio. We non-renewed our UK motor portfolio and a few other unattractive European casualty treaties as we determined the return characteristics were inappropriate for the risk assumed.

We were able to offset the majority of these reductions with growth in specialized lines such as trade credit and surety, professional lines, and engineering where margin potentially is greater. Within our catastrophe lines, we maintained our historic strong positioning with our valued clients, and we were able to expand participations with a number of key clients in Europe. But overall, we held our gross limit profile relatively flat. On a net basis, we took advantage of excellent support from the retrocessional market to reduce our net global exposures on attractive terms.

Looking ahead to the second quarter, we made solid progress during the important first of April renewals in Japan. Reinsurance market conditions there became more challenging but remained within our expectations with rates on catastrophe exposed business down approximately 15% as an average. The market is also facing the continued material consolidation of programs as well as increased customer retentions. Even as available reinsurance premiums decline by about 25% in our estimation, we managed to grow our Japanese premiums 19% in local currency, and 8% in dollar terms, as we successfully expanded our relationships with several targeted high quality clients.

Turning to insurance, as Mike described earlier, we achieved substantial premium growth in the first quarter fueled by the addition of more than 60 highly regarded senior underwriters in our specialty U.S. insurance operations over the past 12 months. These underwriters are now fully integrated with our existing professionals. Endurance’s broad and deep market expertise, leadership and relevance is now being very well received by our clients and brokers, and we have been able to compete based on our product knowledge, client focus, and long standing relationships rather than on pricing and terms alone.

Our recently launched London-based insurance operation began writing business in the first quarter, and the build out of our international underwriting team of nearly 20 senior market leaders is now largely complete. We have high expectations for these specialty underwriters who are recognized for their world-class knowledge and expertise in the London-based energy, property, and professional lines markets. The market response has been very positive, and we expect to generate meaningful profitable premium growth from our London insurance operation through the remainder of this year and into 2015 and 2016.

Looking forward, we continue to expect challenging market conditions, and in fact, our business plans are predicated on the assumption that markets will remain highly competitive. We are poised to succeed in this environment as we have attracted industry leading underwriting talent across historically profitable classes of specialty business. As our business continues to grow, we will deliberately and strategically utilize reinsurance to balance our limits, aid capital management, and to optimize our returns.

In addition to driving underwriting improvements throughout the organization, we remain focused on achieving greater cost efficiencies throughout our operations. While many of our competitors appear content to ignore their expense levels, we are determined to significantly enhance margins through more disciplined expense management and greater operating leverage.

Shifting to our proposal to acquire Aspen, I would like to provide some perspective on why we believe the proposed transaction is compelling.

I arrived at Endurance nearly one year ago after a 43-year career successfully running major businesses in the Lloyd’s market and at Ace and Axis. In Endurance, I found a company with fundamental strengths but great untapped potential. I have spent the last 11 months working with my colleagues at Endurance to unleash that potential in a variety of ways.

We quickly put in place a transformation strategy that we have executed with speed, precision, and success. We have streamlined our management structure, rebalanced our underwriting portfolios, and significantly expanded our global underwriting talent and product expertise. We also fundamentally restructured our operations to improve efficiency and generate cost savings that we have immediately reinvested in the expansion of our global underwriting platform. As evidenced by the strong first quarter earnings that we have just announced, these and many other aspects of our transformation strategy have taken hold and are having a meaningful, positive, financial impact on Endurance. All of this was achieved in less than one year.

Endurance is now relevant, is thriving, and is built to outperform. As we have advanced our plan, we have also been mindful of opportunities to accelerate our progress and create additional value for our shareholders.

This brings me to our proposal to acquire Aspen, a company which we believe can benefit from some of the same transformational changes we have successfully implemented at Endurance. A combined Endurance and Aspen offers a fairly unique competitive proposition that benefits the shareholders of both companies while responding to the needs of an increasingly competitive global marketplace. Our proposal for Aspen is an attractive and logical way to drive greater value for all our collective stakeholders. Our combined companies under our program leadership will have the opportunity to be more successful than either company could be on its own in the near future.

As Mike mentioned, our proposal provides a highly attractive upfront premium to Aspen’s shareholders, creates a global leader in the specialty insurance and reinsurance market with greater scale, market presence, and profit potential, and gives Aspen shareholders, employees, and customers the opportunity to participate in a much stronger combined company going forward. The industrial logic and strategic benefits of the proposed transaction are both obvious and more than compelling. The combined company will have several significant advantages. First, with more than $5 billion of annual premiums written, the combined company will have a much greater relevance in a fiercely competitive global marketplace and be able to work more effectively and more profitably with our key distribution relationships and our core clients. Our larger size will significantly enhance our ability to provide our global customers with the products, capacity, and geographic diversity they require.

Together, we will be one of the strongest, most determined, diversified businesses in our industry.

Secondly, the combined product mix will be more diversified and include the highly complementary areas where our two companies enjoy historic strength, including Aspen’s capabilities in the Lloyd’s market and Endurance’s agriculture insurance business.

Further, the combination of our two companies’ U.S. insurance and global reinsurance operations should accelerate our joint development in those two key markets. We are particularly enthusiastic about the benefits of leveraging an established quality Lloyd’s operation. I have spent a significant portion of my career profitably managing and growing major Lloyd’s operations.

I was also very proud to be part of the small executive team led by Sir David Roland that was successful in saving and restructuring Lloyd’s during its financial crisis in the mid-‘90s. I am personally excited about the opportunity to add this capability to Endurance’s global product offering as well as the prospect of further expanding and diversifying the combined company’s Lloyd’s presence.

Thirdly, the combined balance sheet will be one of the strongest in the industry. We will have the capability and flexibility to invest in future global growth opportunities, to better with stand the inevitable volatility on both sides of our balance sheet, and to take greater advantage of opportunities as they emerge.

Fourth, we expect the combined company to be able to generate $100 million of annual synergies, which include elimination of redundant costs, underwriting improvements, and capital and investment efficiencies. We have the dedicated teams and resources in place to achieve these targets. As a result of these synergies, we expect the combined company to be more profitable with an increased return on equity and greater earnings per share.

Lastly, we will leverage a strong culture we have created at Endurance across the combined operations. The success we have had in attracting a significant number of industry leading talent to both our insurance and reinsurance businesses over the last year is a testament to the attractive underwriting franchise we have built at Endurance. These individuals chose Endurance based on their positive views of our people, our collaborative underwriting culture, their prior working experiences with working closely with us, and the clear opportunity they see in joining a company becoming a successful industry leader.

We are firmly of the belief that the strong underwriting teams at Aspen, whom we know and we value, will embrace our strong underwriting culture and will enjoy the benefits of being part of a larger team where they can leverage our meaningful global relationships with clients and distribution partners. Just as the proposed transaction with Aspen benefits all shareholders, it also provides strong value to employees on both sides of the transaction as the businesses are very complimentary, and the combined company will have greater growth and career development opportunities for employees. It remains our strong desire to complete this transaction on a friendly basis, and we continue to work on ways to more strongly encourage Aspen to engage. In our detailed and individual discussions with shareholders, it is very clear to us they support the strategic and financial merits of the proposed transaction and very strongly desire Aspen to engage in good faith negotiations with us.

It remains our firm belief that Aspen’s board and management should not allow their personal preference for a go it alone strategy to stand in the way of what is clearly in the best interest of their shareholders. We will continue to take all of the necessary steps that we feel are appropriate to achieve a successful transaction. We have the capabilities and the determination to successfully complete this, and our dedicated team stands ready to commence immediate discussions.

Ladies and gentlemen, thank you. Tom, we are now ready for questions.

Operator

(Operator Instructions). We will take our first question from Amit Kumar with Macquarie.

Amit Kumar - Macquarie Research - Analyst

Thank you, and good morning, and congrats on a strong quarter.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Good morning, Amit.

Amit Kumar - Macquarie Research - Analyst

Just going back to your comments on the proposal, you talked about the Endurance culture and there has been some discussion on culture as well as underwriting teams at Aspen, and the impact this transaction might have on them. Could you sort of address that question and any possible loss of business down the road?

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Well, I will let Mike answer as well, but I have been in this industry for 40 years, 43 years. I have been a CEO since 1981. If there is one thing I have as a reputation in this industry is actually being able to find the very best underwriters and executive managers in the business and working collaboratively alongside them for many many years.

And a great many of those people have followed me throughout my career and I think have been pretty well-regarded as some of the most successful people in the industry. So I cannot believe that either anybody in Endurance or anybody in Aspen can thwart our desire to make sure that we create the strongest most viable entity that we can out of this proposed transaction.

Michael McGuire - Endurance Specialty Holdings LTD - CFO

Amit, I would just add to your question on expected loss of business, we would not expect any unusual loss of business in the combination. In our own financial modeling, we would assume a typical attrition in combining a portfolio in the 5% to 10% range. That is very customary, and one that we think - - if you look at the combined portfolios of business, $5 billion of premiums 5% to 10% of that leaves us with a lot of latitude to re-underwrite parts of the portfolio, to optimize the combined portfolios, and still have a very robust portfolio going forward. There is nothing that we have seen that would indicate larger levels of expected attrition than that. So what we are seeing and hearing is more rhetoric than fact.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

And Amit, I spent the last month personally traveling with my senior executives globally, visiting all of our major clients and major distribution networks and I have received nothing but positive comments from those, both of those important entities globally.

And nothing would leave me to believe that there is anything negative that would come out of this transaction. And if there is one fundamental difference between our companies, the senior management of Endurance is as deeply embedded as anybody else in this industry in the day-to-day underwriting activities of the company. Our job is to support our underwriters in the field and to help them be as successful as we can.

Amit Kumar - Macquarie Research - Analyst

Got it. I guess the relevant question to that is apart from changing the metrics of the offer, et cetera, how would the time line look in terms of the next steps you plan to take?

Michael McGuire - Endurance Specialty Holdings LTD - CFO

Amit, we will make those next steps known soon, but for now, we will, you can understand why we would not comment on that specifically. But as we said in our prepared remarks, we remain determined to complete this transaction. We have a lot of tools in our tool kit that we think we can bring to bear to encourage engagement and ultimately lead to a successful transaction. So stay tuned.

Amit Kumar - Macquarie Research - Analyst

Final question, and I will recuse. In terms of, you talked about I guess the synergies and the time spent on looking at this transaction, assuming this deal does not work out, for whatever reason, are you planning on searching for another property based on your comments at various times regarding the need to be bigger and more diverse in the current environment? Thank you.

Michael McGuire - Endurance Specialty Holdings LTD - CFO

Amit, I will start, and I am sure John will weigh in as well. If you look at our history over the last few years, we have gotten bigger. We have expanded. Our underwriting portfolios are more diverse. We have a very strong organic plan that we are executing.

And while for some of us at a corporate level, we spent a lot of time on this transaction, we are not allowing that to impede our underwriters executing on our existing business plan, and executing quite well, as you can see from the gross written premium growth that we have been able to develop across our portfolios in the areas we are targeting. To your question, Amit, will we move to another target? We are always open to M&A as a way to accelerate our business plans. We feel that Aspen is a relatively unique opportunity to do that. But we are very open to the concept of M&A to accelerate our existing strategic plan.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Amit, just to add to that. Just think about what we have continuously said over the last 12 months. Is we believe that the trading backdrop over the next three years is going to be more than challenging for many businesses.

We are extremely confident with the people that we have, with the products we have, with the geographies that we have, with the management that we have, that we can achieve our balance sheet growth that we needed during that very difficult period of time. But this is a very compelling strategic transaction to us. There is - - to me it makes - - this is the first strategic transaction since Brian Duperreault bought Cigna back in 1999.

Most of the other transactions that have taken place in the industry for one reason or another have actually been largely balance sheet transactions. This is why this transaction is so compelling because it is the most strategic one that is out there in the industry today.

Amit Kumar - Macquarie Research - Analyst

Okay. Thank you.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Regardless of what other people might say.

Amit Kumar - Macquarie Research - Analyst

Got it. Thank you for the answers

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

My pleasure.

Operator

We will take out next question from Ryan Byrnes with Janney Capital

Ryan Byrnes - Janney Capital - Analyst

Good morning, everybody. Just had a couple of questions on the new multi-year insurance segment quota share. Is that with multiple carriers and maybe the length of how many years that contract is and also does it include crop as well? Just wanted to get detail on that.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Firstly, we do not discuss our - - the details of the transactions with our reinsurance partners because we believe that is good business practice. It is a multi-year deal, and by multi-year, I do not consider two years is what I would consider to be multi-year. If that gives you a better indication, and it is as we said in our prepared remarks across all of those products.

Ryan Byrnes - Janney Capital - Analyst

Including crops?

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Yes. It is a strategic reinsurance for us with strategic carriers.

Ryan Byrnes - Janney Capital - Analyst

Okay, and sorry, it includes crop? I just want today confirm that.

Michael McGuire - Endurance Specialty Holdings LTD - CFO

Yes, it does, Ryan.

Ryan Byrnes - Janney Capital - Analyst

Okay. And then secondly, obviously you guys try to highlight the shifts to the insurance segment, can you guys maybe — it will be a little bit easier, I guess in the supplement if you could break out the crop from the rest of the insurance as we try to back into those numbers. Can you maybe help us back into some of those crop numbers for this quarter so we can get a clearer picture on the insurance segment?

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Sure. While Mike is getting the numbers, I just want to re-emphasize the fact that we have made a strategic decision over the last 12 months to substantially increase the purchasing of reinsurance at Endurance.

We believe for capital management that some of the new product management as well as the cycle management, within the industry. And as I said, I have a long standing experience within the industry on the underwriting side, and I have never known companies historically, and I have been in four market cycles now, that have substantially reduced their reinsurance buying going into the softest part of a pricing cycle to outperform. But Mike- -

Michael McGuire - Endurance Specialty Holdings LTD - CFO

Ryan, your question on splitting out the crop in the first quarter.

Ryan Byrnes - Janney Capital - Analyst

Yes.

Michael McGuire - Endurance Specialty Holdings LTD - CFO

If you recall, our crop insurance business is pretty seasonal and the first quarter is a pretty light quarter. You can see in the supplement details in terms of the earned premium levels relative to an annual expectation, but as you know from our past practices, our first quarter is a pretty modest contribution from core crop business given we are at the very beginning of the growing season. We really don’t have great visibility into how the progress is and what could be expected. So we book it pretty close to a break even. And that is what we did in the first quarter this year, pretty consistent of what we did last year. A combined ratio right around 100%.

Ryan Byrnes - Janney Capital - Analyst

Okay, great, that is all, thank you.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Thank you a lot.

Operator

We will take our next question from Jay Cohen with Bank of America.

Jay Cohen - Bank of America - Analyst

Yes, thank you. A couple of questions. Good morning, John.

On the insurance accident year loss ratio, it was really dramatically better than we have seen. We know, of course, crop really did not help much in the first quarter given where you would book that. The earned premium in the first quarter still reflects some of the business you wrote last year. I guess I was a little surprised by the - - I know you made a lot of changes at this company, but that is a pretty dramatic improvement in the loss ratio in a very quick period of time, and I am wondering what is behind that?

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Before Mike answers let me give you the short answer. We have made some pretty dramatic changes over the last 12 months, but Mike, you can —

Michael McGuire - Endurance Specialty Holdings LTD - CFO

I was not going to say a whole lot more than that, John, but the — Jack Kuhn who joined us at the end of 2012 had a few months head start on John in terms of resetting and restructuring our insurance businesses. So last year as we have described on the past few calls really was a year where our book was in a major transition. 2014 is really where you start to get a clean view of the impact of the underwriting changes that we have made across our portfolios and certainly in insurance. So it is a very clean start to the year.

The loss ratio improvement that you highlighted on an accident year basis that was about eight points in our insurance business. A little bit more than that ex-crop. So it was a very good start to the year, but very consistent with the messaging that we have been trying to get across over the last several quarters. That we have been substantially improving the balance of the portfolios, the underwriting, and the risk selection, and the expectation has always been that would drive meaningful improvements to our results, and that is in fact what we have seen.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

And that is Jay, that is what we hold ourselves accountable for because those improved underwriting numbers, other sort of numbers that we expect insurance underwritings as well as a reinsurance underwriting to perform to, that we rail against some of the under performance in the marketplace.

Jay Cohen - Bank of America - Analyst

Got it. Second question, on the proposed Aspen transaction, my question relates to your dialog with Aspen shareholders. The CEO of Aspen was quoted in an article suggesting that, and I will quote the article, but not a single shareholder he had canvassed, quote, had even come close to encouraging him to accept Endurance’s offer. I know you have had some dialog with these folks as well. My sense is your perception is a bit different. And I am wondering what feedback you are getting.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Jay, first of all, look at the words that were used very carefully, and then Mike is going to give some color around what I just said.

Michael McGuire - Endurance Specialty Holdings LTD - CFO

John pointed out a very important fact. We have canvassed a significant portion of our and Aspen shareholders over the last several weeks. And as you know Jay, have a very active ongoing dialog with our shareholders. So we think we have a pretty good read on what the reaction has been. We have talked to our largest shareholders, their largest shareholders, and there is an incredible amount of overlap in those shareholder bases, by the way, and we did not find any shareholders that were not supportive of Aspen entering into discussions and negotiations with us about our proposal.

The words that were chosen I think very carefully on the other side were we did not have a shareholder to tell us to accept the proposal. Accepting the proposal and entering in good faith negotiations with us are two very different things. And we have not had any discussions with Aspen at all. They have absolutely refused to engage or negotiate in any way shape or form about our proposal. And all shareholders that we have talked to, and we have canvassed a substantial majority of shareholders, not just the majority who was spoken to, a majority of the shareholder bases, and unanimous view was they firmly believed that Aspen should engage in good faith negotiations with Endurance. So where the comments are coming from you will have to ask Aspen that question.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

I suggest, Jay, that all the future comments you look very carefully at the wording.

Jay Cohen - Bank of America - Analyst

Yes, there is a whole bunch of interesting comments. I’m not going to quote each one, but I would love to ask you about them, but I will let the next person ask questions. Thank you, guys.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Thank you.

Operator

We will take our next question with Meyer Shields from KBW.

Meyer Shields - KBW - Analyst

Thank you. One big picture question.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Good morning, Meyer.

Meyer Shields - KBW - Analyst

Sorry. Good morning, all. How are you?

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Good, thank you.

Meyer Shields - KBW - Analyst

John, you mentioned you have seen four cycles historically, what do you think it would actually take to turn this sort of intense line customers we are seeing now?

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Well, the last cycle was turned because there were four components, three components to the last cycle. If you think back in the late 90’s, leading up to the World Trade Center tragedy was the fact that firstly, you had a re-emergence of legacy liability issues that was cancerous to the balance sheets at the businesses that were already suffering at that time. Secondly, there had been almost this horrendous price erosion competition across all lines of business in both insurance and reinsurance from about 96, 97 through 2001. And then at the time that I founded Axis, I coined the expression, it was not the straw that broke the camel’s back, it was a hay stack. It was the World Trade Center tragedy which was an unexpected and un-modeled $50 billion to $80 billion loss.

Well, if you look at the characteristics of the market today, I believe the market is much better managed from every aspect than it was going into the 2000-2001. The capital levels are stronger. Reserving I think has been fundamentally strengthened over that period of time. But we are witnessing the continued erosion of balance sheets from legacy liability losses.

Fortunately those losses seem to be containable, but they are still there. And asbestos seems to come back every decade that I have been in the business. We have seen fiercely aggressive price competition throughout the industry.

I always think that when you get to the bottom of a pricing cycle where you think that things logically should be tailing off people tend to panic. Businesses tend to panic. They look at their cash flow and they tend to drive underwriting competition even more in their desperation. And so you tend to get another couple of years of pretty competitive market conditions which is where I think we are at now. I think that there will come - - the change will come from a combination of a number of things.

Firstly I think shareholders will get increasingly frustrated with the industry and its failure to produce reasonable earnings as yields probably recover over the next two or three years. The shareholders will also react strongly, because they see no recognition within the industry for the industry to improve its profitability and its expense management of the businesses and the focuses of the businesses. And then thirdly, it will be very - - it would be wonderful, but it would be unnatural, not to have a major loss during that period of time as well.

But we cannot wait for losses to occur in order to be able to strategically plan our business. But I do not think it’s going to be a single loss that will do it. I think it will be a combination of factors. Continued flat yields on the asset side.

Declining real profitability for many carriers who are going to get left behind over the next two years because quite frankly they talk a good story, but their underperformance is obvious for everybody to see. They will be left behind quite strongly as the market is not growing. Carriers are retaining more business. So there is less — much less business in the marketplace. People have choice. And unless you can differentiate, you die.

Meyer Shields - KBW - Analyst

That was thorough. Mike, really quick, was the agriculture reserve release all from accident year 2013?

Michael McGuire - Endurance Specialty Holdings LTD - CFO

Yes.

Meyer Shields - KBW - Analyst

Okay, great, thank you very much.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Thank you.

Operator

(Operator Instructions). We will go next to Ian Gutterman with BAM.

Ian Gutterman - BAM - Analyst

Good morning, John.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Good morning Ian.

Ian Gutterman - BAM - Analyst

I guess first can we talk about the growth in the insurance segment, I guess specifically the professional lines and maybe a little bit about the specialty growth? Just a little color of what types of business, professional lines can be many things. Is it E&O, D&O, large account, small account, U.S., international? Any color you can give us on where you are going.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Firstly, you have to look of where we started from. The greatest weakness of Endurance was actually that it did not have a lot of this business in the first place throughout our specialty lines areas. With the leading underwriters we brought in, who are being given market share because they are valued to their clients and the distribution network, they are able to attract really high-quality business without having to compete excessively. So, our ability to grow all those product lines comes from the fact that we did not have much of that business in the first place.

Secondly we have a long history, a successful history I hope. Because Jack Kuhn joined me at my previous company in 2003, with 53 people, from Kemper and finally built a nearly a $900 million portfolio, global portfolio, fully diversified over 20 different product lines as you have just started to see four or five of them. And it was a highly profitable - - remains a highly profitable portfolio business.

And that is what we intend recreating at Endurance over the next two to three years. But it is diversified. We have some of the strongest people now in the industry throughout the U.S., Bermuda, and London, which are the three core marketplaces in that line of business. It is a line of business that cannot be commoditized.

You need experts with market standing. You need great service capability, great claims handling capability, and you need to be able to differentiate. The guys who just supply capacity are not needed.

Ian Gutterman - BAM - Analyst

Thank you. If I move on to the increased reinsurance purchasing. I am a little intrigued by the whole account purchase. Can you talk a little bit more about the rationale? Normally when I think about someone doing the whole account quota shares for capital relief which you guys obviously don’t need. So can you just explain the rational?

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Yes. As I said earlier, it is part of capital relief. It is part of limit management. As we are growing our business throughout all of our different portfolios we have individual quota share protection for our portfolios on an annual basis. But in addition to that, we wanted strategic long-term quota share partners across broad portfolios.

If the market was suddenly to move, we would still have that capability to very quickly flex gross underwriting writings without any capital concerns. It is part of our business planning strategy. It is important to us. That is why we have done it on a multi-year basis. It is a very strong validation, because this was not shopped around. This was done between good business partners. It is a very strong validation of the fundamental changes in the quality of our underwriting that we have implemented over the last 12 to 18 months.

Ian Gutterman - BAM - Analyst

Got it. Can you tell us the credit rating of the reinsurer?

Michael McGuire - Endurance Specialty Holdings LTD - CFO

It is higher than ours.

Ian Gutterman - BAM - Analyst

Does it have two As or one A?

Michael McGuire - Endurance Specialty Holdings LTD - CFO

It is higher than ours.

Ian Gutterman - BAM - Analyst

Okay, okay. That is fair enough. And the agriculture one, I was surprised I think you said attaching at was somewhere in the mid 80’s, at 85, why so low? Is that just seems like it is almost in the money right.

Michael McGuire - Endurance Specialty Holdings LTD - CFO

That is exactly the point. And we are able to - - it is a reflection of two things. One, the very strong positioning of our crop insurance business. Our historical performance in that space. Our abilities to very quickly understand the trends and the outcome of the portfolio. I talked about the favorable development that we saw in that portfolio earlier. But that also reflects the attractiveness of crop to reinsurers. The reinsurance community is very, very interested in having crop insurance or crop reinsurance as part of their own portfolios, because, as we have long said, that crop insurance business is a diversifying profitable part of an insurance business that fits very nicely into a broad P&C portfolio, and reinsurers are very interested in having a part of that. So we are able to attack almost in the money stop off protection at very reasonable terms for us.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

And it is completely outside of the historic cycles that we undergo in the P&C industry.

Ian Gutterman - BAM - Analyst

Got it. Should I assume then, Mike, that sort of a normalized crop combined ratio for you is going to be several points higher than past year just because of the cost of the reinsurance?

Michael McGuire - Endurance Specialty Holdings LTD - CFO

It would not be much more than that.

Ian Gutterman - BAM - Analyst

It would not be. Okay. Great, my last question would be, the insurance ex-crop, the - - obviously you said there is a lot of mixed changes I guess on the reinsurance too, but — is it fair to say that you obviously show a lot of improvement in the underlying margins this quarter, but I assume we barely earned what you have written out 1-1. So that should continue throughout the year that we should see further improvement, just from the mix alone, even without pricing?

Michael McGuire - Endurance Specialty Holdings LTD - CFO

We certainly expect the trend of improving accident year loss ratios to continue through the year.

Ian Gutterman - BAM - Analyst

Okay. And any sort of color to help us think about magnitude? Is obviously the counterpoint at least on the reinsurance side, is the cap shrinking a lot which would be a negative to that. So, I am trying to think - -

Michael McGuire - Endurance Specialty Holdings LTD - CFO

The other thing, Ian is that - - I am talking about accident year loss ratios ex-cap this quarter was a very light cap quarter. Insurance really though is not a proposition at this point. The majority of our premium growth and the improvement is in our casualty and professional lines areas.

Ian Gutterman - BAM - Analyst

Okay, got it. Thank you so much, guys.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Thank you a lot.

Operator

Ladies and gentlemen, this does conclude our question and answer session, Mr. Charman I will turn the call over to you for any closing remarks.

John Charman - Endurance Specialty Holdings LTD - Chairman, CEO

Thank you, Tom. And thank you for joining us on our call today. We look forward to speaking with you during the next few months, and on our second quarter earnings call in early August. As we say at Endurance, onwards and upwards.

Operator

Ladies and gentlemen, this does conclude today’s conference. We appreciate your participation.